Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com

News Release

Media Contact: Erick Gustafson Marsh & McLennan Companies +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Sarah DeWitt Marsh & McLennan Companies +1 212 345 6750 sarah.dewitt@mmc.com

MARSH & McLENNAN COMPLETES ACQUISITION OF

JARDINE LLOYD THOMPSON

NEW YORK, April 1, 2019 — Marsh & McLennan Companies, Inc. (NYSE: MMC) today completed the acquisition of Jardine Lloyd Thompson Group plc (JLT) for $5.6 billion in fully diluted equity value, furthering its role as the world’s preeminent professional services firm in the areas of risk, strategy and people.

“Today marks the beginning of a new era with Marsh & McLennan and JLT coming together. This is a combination of strength and strength, and the primary focus is growth – in talent, capabilities, revenue and earnings,” said Dan Glaser, President and Chief Executive Officer, Marsh & McLennan Companies.

Market Leader in Risk, Strategy & People

The acquisition advances Marsh & McLennan’s leadership position in insurance and reinsurance brokerage, health and retirement. Its global reach spans more than 130 countries. Marsh & McLennan Companies advises 95 percent of the Fortune 1000®i and has significantly expanded its presence in the middle market and small commercial segments. The combined company provides advice and solutions for more than $100 billion of annual property/casualty insurance and reinsurance premiums placed globally.

Formidable Collection of Talent

JLT brings Marsh & McLennan a significant influx of talent – more than 10,000 colleagues – providing deeper industry expertise in almost every part of the organization. The combination will create more opportunities for colleagues. Many of JLT’s top executives have been named to leadership positions at Marsh & McLennan, Marsh, Guy Carpenter and Mercer including former JLT CEO Dominic Burke, who joins Marsh & McLennan as Vice Chairman and a member of the Executive Committee. Mr. Glaser said, “Our aspiration is to shape our industries and be the employer of choice.”

Enhancing Capabilities, Growth & Investment in Data & Analytics

The acquisition builds on Marsh & McLennan’s efforts to expand in faster-growing geographies and market segments and invest in data and analytics while enhancing its capabilities across insurance brokerage, retirement and benefits.

Financially Attractive for Shareholders

As previously announced, the transaction is expected to be immediately accretive to adjusted cash EPS and, as modeled, will produce a double-digit internal rate of return. On an adjusted GAAP EPS basis, the deal is expected to be modestly dilutive in year one, neutral in year two, and accretive in year three.

About Marsh & McLennan Companies

Marsh & McLennan (NYSE: MMC) is the world's leading professional services firm in the areas of risk, strategy and people. The company's 75,000 colleagues advise clients in over 130 countries. With 2018 revenue of $15 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading firms. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations meet the health, wealth and career needs of a changing workforce. Oliver Wyman serves as a critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter @mmc_global or subscribe to BRINK.

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i FORTUNE 1000® is a trademark of FORTUNE Media IP and is used under license.

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